Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2025, with respect to the consolidated financial statements included in the Annual Report of FreightCar America, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statement of FreightCar America, Inc. on Forms S-8 (File Nos. 333-184820, 333‑225886, 333-238297, 333-265118, 333‑274346 and 333-280528) and on Forms S-3 (File Nos. 333-259124 and 333-285463).

/s/ GRANT THORNTON LLP

Chicago, Illinois
March 12, 2025